Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROFESSIONAL HOLDING CORP.

(Exact Name of Registrant as Specified in its Charter)

Florida	46-5144312
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

396 Alhambra Circle, Suite 255

Coral Gables, Florida

(786) 483-1757

(Address of Principal Executive Offices) (Zip Code)

Professional Holding Corp. 2019 Equity Incentive Plan

(Full Title of the Plan)

Daniel R. Sheehan

Chairman and Chief Executive Officer

Professional Holding Corp.

5100 PGA Boulevard, Suite 101

Palm Beach Gardens, FL 33418

Telephone: (561) 868-1275

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

copies to:

Michael C. Sontag, Esq. EVP, General Counsel and Corporate Secretary Professional Holding Corp. 5100 PGA Boulevard, Suite 101 Palm Beach Gardens, FL 33418 Telephone: (561) 868-9040	Robert B. Lamm, Esq. Gunster, Yoakley & Stewart, P.A. 450 E. Las Olas Blvd., Suite 1400 Fort Lauderdale, Florida 33301 Telephone: (954) 462-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.01 par value per share	300,000 shares	$15.17(2)	$4,551,000.00(2)	$591.00

(1)	Represents shares of Class A common stock, $0.01 par value per share (the “Common Stock”), of Professional Holding Corp. (the “Registrant”) issuable in connection with equity awards under the Professional Holding Corp. 2019 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Common Stock of the Registrant as reported on the NASDAQ on March 30, 2020.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the recipients of the applicable grants, as required by Rule 428 under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant with the Commission, are incorporated herein by reference and made a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Commission on March 30, 2020 (the “Annual Report”);

2.	The prospectus filed by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (Registration No. 333-235822);

3.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above; and

4.	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A/A, filed with the Commission on February 6, 2020.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Florida Business Corporation Act, or FBCA, permits, under certain circumstances, the indemnification of directors and officers of a corporation, or indemnified party, with respect to any threatened, pending or completed action, suit or proceeding to which such person is or was a party because of his or her being a directors and officer of the corporation or is or was serving at the request of the corporation as a director, officer, manager, partner, trustee, employee, or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against liability incurred in such proceeding; provided, however, that such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The FBCA also permits indemnification against expenses and amounts paid in settlement actually and reasonably incurred in connection with such proceeding. Unless ordered by a court, a corporation may not indemnify an indemnified party unless authorized for a specific proceeding after a determination that indemnification is permissible because the director or officer has met the relevant standard of conduct by either, depending on the circumstances, (i) a majority of directors or a committee designated by the board if a quorum is not obtainable, (ii) independent special legal counsel selected by the board, or (iii) the shareholders (excluding shares voted by a party to the proceeding).

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Under the FBCA, a corporation must indemnify an indemnified party who was successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding.

A corporation may, under the FBCA, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by an officer or director who is a party to the proceeding because that individual is or was a director or an officer if such person delivers to the corporation a signed written undertaking to repay any funds advanced if such person is not entitled to indemnification under the FBCA. Expenses incurred by other employees and agents may be paid in advance upon the terms the board of directors of a corporation decide to be appropriate.

Unless a corporation’s articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, the FBCA permits an indemnified party to apply for indemnification or an advance for expenses, or both, to a court having jurisdiction.

Notwithstanding other sections of the FBCA regarding indemnification, unless ordered by a court in certain circumstances, the FBCA prohibits indemnification or the advancement of expenses to an indemnified party if a judgment or other final adjudication establishes that such person’s actions were material to the cause of action and (i) constitute willful or intentional misconduct or a conscious disregard for the best interests of the company, (ii) an improper personal benefit was involved, (iii) constitute a violation of criminal law (unless such person had reasonable cause to believe the conduct was lawful) or (iv) involves liability under the statute for unlawful distributions.

In addition to the authority granted to us by the FBCA to indemnify our directors and officers, certain other provisions of the FBCA have the effect of further limiting the personal liability of our directors and officers. For example, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act as a director except in the case of certain qualifying breaches of the director’s duties.

Our Bylaws state we must indemnify our directors, officers, and employees, and may indemnify agents from expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a claim, action or suit by reason of his or her position or is serving in such position at the our request if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Our Bylaws require us to indemnify a director, officer, employee or agent who is successful on the merits and entitled to indemnification under our Bylaws. We must also indemnify any director, officer or employee and may indemnify an agent for expenses actually and reasonably incurred in connection with a claim, action or suit by or in the right of the Company. Any indemnification under our Bylaws is subject to a determination that such person met the applicable standard of conduct by a majority of our Board or, in certain circumstances, a committee, by independent legal counsel or the shareholders by a majority vote. We may advance expenses, including attorneys’ fees, upon a preliminary determination that such person met the applicable standard of conduct, or as authorized by our Board in a specific case or, in either event, upon receipt of a written commitment from or on behalf of such person to repay the expenses unless it is ultimately determined he or she is entitled to indemnification. Our Bylaws provide that indemnification under our Bylaws is not exclusive and any indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and such person complied with the required standards of conduct. Our Bylaws further provide that we may purchase and maintain insurance on behalf of our directors, officers, employees and agents in their capacities as such, or serving at the request of us, against any liabilities asserted against such persons and incurred by such persons in any capacity, or arising of such persons status as such, whether or not we would have the power to indemnify such persons against such liability under our amended and restated Bylaws.

Additionally, we have entered into indemnification agreements with each of our directors that contractually obligate us to indemnify our directors to the fullest extent permitted under applicable law. These agreements generally require both the Company and Bank to indemnify each director if the director is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company or the Bank to procure a judgment in the favor of the Company or the Bank or a proceeding by a federal banking agency if the director acted in good faith and in a manner the director reasonably believed to be in, or not opposed to, the best interests of the Company or the Bank, as applicable, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that the director’s conduct was unlawful. Each director is further required to be indemnified for all expenses reasonably incurred by the director or on behalf of the director if the director is, or is threatened to be made, a party to or a participant in any proceeding by or in the right of the Company or the Bank to procure a judgment in favor of the Company or the Bank, provided that the director acted in good faith and in a manner the indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company or the Bank. Notwithstanding the foregoing, no indemnification is available to a director in respect of any claim, issue or matter as to which the director is finally adjudged by a court to be liable to the Company, the Bank, or both, as the case may be, unless and only to the extent that the court in which the proceeding was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director is fairly and reasonably entitled to indemnification for such expenses.

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The indemnification agreements also generally provide for indemnification of expenses in connection with certain specific scenarios, including proceedings by federal banking regulators, subject to certain customary exclusions. The indemnification agreements also obligate the Company and Bank to advance expenses to a director, subject to the director’s obligation to repay the advance if and to the extent it is determined that the director is not entitled to be indemnified by the Company or Bank.

We maintain liability insurance policies that cover certain liabilities of our directors and officers arising out of proceedings based on acts or omissions in their capacities as directors or officers, including directors and officers liability insurance and excess directors and officers liability insurance.

The foregoing is only a general summary of certain aspects of the FBCA law and our governing documents and agreements dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to our Bylaws and our form of indemnification agreement, which are filed as an exhibit to this registration statement, and to the relevant provisions of the FBCA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors and officers, or for persons controlling us, pursuant to our Articles of Incorporation, Bylaws or the FBCA, or pursuant to an indemnification agreement, we acknowledge that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

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Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

Exhibit Number	Description	Filed Herewith
4.1	Articles of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed on February 4, 2020)

4.2	Articles of Amendment to Articles of Incorporation of the Registrant (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed on February 4, 2020)

4.3	Amended and Restated ByLaws of the Registrant (filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 filed on February 4, 2020)

4.4	Professional Holding Corp. 2019 Equity Incentive Plan (filed as Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 filed on February 4, 2020)

5.1	Opinion of Gunster, Yoakley, & Stewart P.A.	x

23.1	Consent of Crowe LLP, Independent Registered Public Accounting Firm	x

23.2	Consent of Crowe LLP, Independent Registered Public Accounting Firm	x

23.3	Consent of Gunster, Yoakley, & Stewart P.A. (included in Exhibit 5.1)	x

24.1	Power of Attorney (filed as part of signature pages)	x

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

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provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on April 1, 2020.

PROFESSIONAL HOLDING CORP.

By:	/s/ Daniel R. Sheehan
Name:	Daniel R. Sheehan
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Daniel R. Sheehan and Michael C. Sontag, and each of them acting individually, as his or her true and lawful attorney-in-fact, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments (including post-effective amendments thereto) to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Daniel R. Sheehan	Chairman and Chief Executive Officer
Daniel R. Sheehan	(Principal Executive Officer)	April 1, 2020

/s/ Mary Usategui	Chief Financial Officer
Mary Usategui	(Principal Financial Officer and Principal Accounting Officer)	April 1, 2020

/s/ Rolando DiGasbarro
Rolando DiGasbarro	Director	April 1, 2020

/s/ Carlos M. Garcia
Carlos M. Garcia	Director	April 1, 2020

/s/ Jon L. Gorney
Jon L. Gorney	Director	April 1, 2020

/s/ Abel L. Iglesias
Abel L. Iglesias	Director	April 1, 2020

/s/ Herbert Martens, Jr.
Herbert Martens, Jr.	Director	April 1, 2020

/s/ Dr. Lawrence Schimmel, M.D.
Dr. Lawrence Schimmel, M.D.	Director	April 1, 2020

/s/ Anton V. Schutz
Anton V. Schutz	Director	April 1, 2020

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EXHIBIT INDEX

Exhibit Number	Description	Filed Herewith
4.1	Articles of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed on February 4, 2020)

4.2	Articles of Amendment to Articles of Incorporation of the Registrant (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed on February 4, 2020)

4.3	Amended and Restated ByLaws of the Registrant (filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 filed on February 4, 2020)

4.4	Professional Holding Corp. 2019 Equity Incentive Plan (filed as Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 filed on February 4, 2020)

5.1	Opinion of Gunster, Yoakley, & Stewart P.A.	x

23.1	Consent of Crowe LLP, Independent Registered Public Accounting Firm	x

23.2	Consent of Crowe LLP, Independent Registered Public Accounting Firm	x

23.3	Consent of Gunster, Yoakley, & Stewart P.A. (included in Exhibit 5.1)	x

24.1	Power of Attorney (filed as part of signature pages)	x

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